UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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INFORMATION REQUIRED IN PROXY STATEMENT

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BROOKDALE SENIOR LIVING INC.
(Name of Registrant as Specified In Its Charter)

ORTELIUS ADVISORS, L.P. PANGAEA VENTURES, L.P. ORTELIUS ADVISORS GP I, LLC PETER DESORCY STEVEN J. INSOFT PAULA J. POSKON FRANK J. SMALL IVONA SMITH STEVEN L. VICK LORI B. WITTMAN
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Ortelius Advisors, L.P., a Delaware limited partnership, together with the other participants named herein (“Ortelius”), has filed a definitive proxy statement and accompanying WHITE universal proxy card with the Securities and Exchange Commission to be used to solicit proxies with respect to the election of Ortelius’ slate of highly qualified director candidates at the 2025 annual meeting of stockholders (the “Annual Meeting”) of Brookdale Senior Living Inc., a Delaware corporation (the “Company”).

Item 1: On July 3, 2025, Ortelius issued the following press release, which includes a letter from the Ortelius director nominees to the Company's stockholders:

Ortelius Director Nominees Release Joint Letter to Brookdale Stockholders

Ortelius Nominees Believe Brookdale Offers a Tremendous Value Creation Opportunity Under a Renewed Board and New Strategic Roadmap

Six Highly Qualified and Independent Nominees Will Act with Urgency, Integrity, and Transparency to Increase Value for Stockholders

Brookdale Stockholders are Urged to Vote the WHITE Proxy Card FOR all Six Ortelius Nominees

NEW YORK – Ortelius Advisors, L.P. (“Ortelius”) today announced that the six highly qualified individuals nominated by Ortelius for election to the Board of Directors (the “Board”) of Brookdale Senior Living Inc. (NYSE: BKD) (“Brookdale” or the “Company”) at the upcoming 2025 Annual Meeting of Stockholders released a joint letter to Brookdale stockholders. The full text of the letter can be found below and at www.ABetterBrookdale.com.

Dear Brookdale Stockholders,

We write to you as candidates for election to Brookdale’s Board at its upcoming 2025 Annual Shareholder Meeting on July 11. We understand the difficult position in which you find yourselves, and we acknowledge the serious action we are asking of you by seeking your vote.

On the one hand, as a Brookdale shareholder you have been frustrated for so long:

•	Watching year after year of value destruction while industry peers have excelled.
•	Seeing no meaningful Board response until an activist campaign compelled them into reactionary moves without any different or coherent strategy.
•	Feeling voiceless and powerless to demand accountability.

On the other hand, you have conflicting feelings about considering sweeping change including questioning whether the devil you know is better than the one you don’t – especially with the recent appointment of new Board members and the ongoing search for a new CEO.

Let’s be clear about the one you know. The incumbent Board has a demonstrated track record of value destruction. This includes under-managed assets, operational inefficiencies, a mis-managed capital structure, and strategic missteps, leaving the Company ill-equipped and poorly positioned to seize upon favorable industry tailwinds.

The time for timid action has long since passed. Incrementalism won’t fix Brookdale’s problems. You deserve a Board that will act decisively and with a sense of urgency to improve property performance, rationalize the portfolio, deal with the looming debt maturities, improve liquidity and cash flow, and regain the confidence of shareholders. In short: you deserve a Board comprised of experienced directors with fresh perspectives and without ties to the Company’s legacy leadership – directors who will transform Brookdale into a leaner but more productive, and therefore more valuable, company.

Our Strategic Plan for Brookdale

Together, we are standing for election as the independent nominees of Ortelius running against Brookdale’s incumbent directors because we believe that under the decisive leadership and oversight of an experienced and independent Board, Brookdale can unlock its intrinsic value and build long-term value for all stockholders.

If elected, we will immediately begin implementing our turnaround plan for Brookdale, which is focused on three critical initiatives:

1.	Restoring Board Accountability and Recruiting the Next CEO
2.	Rationalizing the Portfolio and Optimizing the Platform
3.	Rightsizing the Balance Sheet

As a group, we bring significant experience in senior housing, real estate, operations, capital markets, corporate turnarounds, and leadership succession – including the successful recruitment of CEOs. We have led businesses like Brookdale and even operated former Brookdale properties while executing successful turnarounds to realize their potential. We have driven strategies to help organizations unlock and accelerate value creation. Further, we have significant experience in the public markets both as executives and board members at public companies.

1.	Restoring Board Accountability and Recruiting the Next CEO

As industry experts, we are highly concerned to see that Brookdale’s incumbent Board is lacking critical senior housing and real estate experience. In our view, it has neither the trust of stockholders, nor the expertise required, to choose the Company’s new leader. Moreover, they have no track record of setting appropriate goals with corresponding incentives and holding management accountable.

Setting clear qualifications including knowledge of the industry, integrity, leadership, strategic vision, and trust of the public markets, will be critical to finding the right candidate. But hiring is only the first step. Once selected, the Board continues to have a critical role in establishing proper incentives and supporting the new CEO in shaping strategy and executing the strategic plan. Further, the Board must hold the management team accountable for meeting established goals and objectives. With our collective broad reach and experience – particularly with leadership successions – the Ortelius nominees have a well-informed perspective on the type of leader the Company needs today.

2.	Rationalizing the Portfolio and Optimizing the Platform

To be abundantly clear, our belief is that the value exists within Brookdale as an operating Company. We have no plans, nor do we see it as currently prudent, to explore an outright sale of the business. Our strategy – in concert with our search for a new CEO – reflects our vision for Brookdale’s future as a profitable and value-generating business.

While working closely with a new and capable CEO, we will implement our clear plan to drive sustainable, long-term value creation which includes actions to:

•	Monetize underperforming assets. As a first step to unlocking the Company’s value, we will immediately undertake an assessment to evaluate all of Brookdale’s owned properties, with priority on the underperforming assets. Evaluations will consider geography, size, demographics, future potential, physical plant, services offered, and overall product mix. With final assessments completed within the first few months, we will then move to sell underperforming sites within the first year.
•	Improve operating efficiencies. We will empower the management team to make any changes needed at the properties remaining in the owned portfolio to maximize their performance. Other operational changes could include systems modernization and a decentralization of operational decision-making to move operational focus closer to the customer. Corporate overhead also needs a critical assessment and potential realignment.
•	Rationalize the leased portfolio. We will immediately begin a review of lease terms and assess the profitability of all leases in an effort to reduce and ultimately eliminate the leased portfolio over time. Among the valuable expertise our nominees bring to your Board is landlord perspective, which gives us a high degree of confidence that win-win outcomes can be achieved as well as experience in understanding how to look beyond the four walls of the contract.

3.	Rightsizing the Balance Sheet

We will engage with Brookdale’s lenders in our efforts to reduce mortgage debt as underperforming owned assets are monetized. Again, our nominees bring the lenders’ perspective and creative problem-solving experience to facilitate this effort, including significant expertise in debt placement and restructuring as well as specific experience dealing with Fannie Mae and Freddie Mac. Together with a new CEO at the helm, we will seek to lower Brookdale’s cost of capital over time and evolve the capital structure to support growth.

Why We Deserve Your Vote

The urgency for change has never been more acute. It is time to put an end to a decade of underperformance.

•	Over the last ten years, Brookdale’s share price has declined 85%, while the Company’s tangible book value per share is down 83% since FY17 and has underperformed all peers and relevant indices on a one-, three-, five-, and ten-year basis[1].
•	This has been exacerbated by the actions of the Brookdale Board who approved a series of highly dilutive transactions which together could see total dilution for stockholders of up to 33%[2]. The Company has clearly been stuck in the negative performance cycle which has hampered its choices, resulting in even more value destruction.
•	Throughout this lost decade, the core performance of Brookdale has also deteriorated significantly. Cumulative free cash flow has gone from $300 million to negative $600 million[3]. Occupancy rates have significantly lagged the industry, and the Company now faces a liquidity crunch with debt principal repayments of $426 million in 2026 and $860 million in 2027.

1 Brookdale Senior Living Inc. 10-K filings 2017 to 2024. Tangible book value is defined as total assets minus goodwill minus total liabilities. Tangible book value per share is defined as tangible book value divided by basic shares outstanding.

2 (2020) Ventas Warrants 8% dilution; (2021) Convertible Senior Notes Due 2025 potential 2% dilution; (2022) Tangible Equity Units 7% dilution; (2024) Convertible Senior Notes due 2029 potential 17% dilution.

3 Cumulative free cash flow had declined from $304 million in 2011-2017, to negative $660 million in 2018-2024.

When evaluating the senior housing performance in the broader market, it is evident that the cause of Brookdale’s underperformance is not the potential of this business. One must look deeper to determine the root cause. It is clear that the existing Board has not done that deeper dive – for if they had, their strategy of incrementalism and timid steps would not be the result. Not only should management be held accountable for those missed opportunities and mistakes - the Board should be as well. The opportunity for Board renewal, to hire the right new CEO, and to commence a fresh start should not be squandered!

We are committed to transparency. We understand the importance of clear, transparent communications and being accountable to shareholders. We will maintain an open and honest dialogue with Brookdale stockholders. To demonstrate this tenet of our core philosophy, we intend to hold an investor day within 120 days of a new CEO being appointed.

We are truly independent. Most of us did not know each other before agreeing to serve as an Ortelius nominee. We do not work for Ortelius, nor are we constrained by any legacy allegiances or relationships with current or former Brookdale board members or executives. We understand our fiduciary responsibilities.

Our interests are aligned with yours. You may not be aware that Ortelius’ 1% ownership stake exceeds that of the entire incumbent Board combined!4 If we are elected to the Board, we intend to fulfill the stock ownership requirements of Board members as our minimum threshold.

We are prepared to dig into the details and work hard. We are confident that with the right leadership and strategic focus, Brookdale has a bright future ahead. Together with Ortelius, who shares our deep belief in the value locked within Brookdale, we have outlined a comprehensive roadmap to optimize the Company’s portfolio, improve operational efficiency, reduce mortgage debt, restructure the leased portfolio, and unlock real estate value. Our plan focuses on unlocking Brookdale’s value for all shareholders while preserving the integrity of Brookdale’s core business.

We are not saying this will be easy, we are saying it is necessary. To accomplish this, your Board must be prepared to work hard and get into the details in a manner that is not typical for most boards. We are ready and willing to do that hard work for as long as necessary. Our complementary and broad expertise will ensure that we consider all of the potential options and alternatives available to maximize shareholder value.

Vote The WHITE Proxy Card for a Better Brookdale

We urge you to consider the long-term value that a revitalized Board can generate and unlock for Brookdale. Please vote the WHITE Proxy Card FOR all six of the Ortelius director nominees.

Thank you for your support and commitment to Brookdale's future.

Sincerely,

The Ortelius Nominees

Steven J. Insoft, Paula Poskon, Frank Small, Ivona Smith, Steven Vick, and Lori Wittman

4 Brookdale Senior Living Inc. 2025 Notice of Annual Meeting of Stockholders & Proxy Statement

APPENDIX

INDEPENDENT DIRECTOR NOMINEE BIOS

Steven J. Insoft

Former Chief Corporate Development Officer at Omega Health Care Investors, Inc. (NYSE: OHI)

Steven J. Insoft brings 35 years of experience as a senior executive, including in senior housing, as well as financial expertise in the healthcare and real estate investment trust industries. He brings extensive experience in corporate development, having served as Chief Corporate Development Officer at Omega Health Care Investors, Inc. (“Omega”) (NYSE: OHI), President and Chief Operating Officer at Aviv REIT (NYSE: AVIV), which was later acquired by Omega, and as Senior Investment Officer at Nationwide Health Properties, Inc. (NYSE: NHP), prior to its acquisition by Ventas, Inc.

Paula Poskon

Founder and President, STOV Advisory Services LLC

Paula Poskon brings 25 years of capital markets experience through her roles in consulting, equity research, and investment banking. Her expertise is commercial real estate, having covered or consulted on a variety of asset classes, including senior housing. As the Founder and President of STOV Advisory Services LLC, she provides professional consulting and advisory services to company executives and institutional investors, specializing in real estate, capital markets, and investor relations. Previously, she served as a REIT Research Analyst at D.A. Davidson & Co., Inc. and Robert W. Baird & Co., Inc., and as an Associate Equity Research Analyst and Investment Banker at Lehman Brothers. Currently, she is a Director at Cedar Realty Trust Inc. (NYSE: CDR.PRB and CDR.PRC), and formerly a Director at Wheeler REIT, Inc. (NYSE: WHLR), Nam Tai Property, Inc. (OTCMKTS: NTPIF), and Power REIT (NYSE: PW).

Frank Small

Managing Principal, 12 North Capital LLC

Frank Small has over 25 years of experience investing in senior housing and healthcare real estate. He has significant expertise executing complex restructurings, portfolio optimizations and ultimate realizations across the full lifecycle of private real estate investment through former senior roles at KKR & Co., Fortress Investment Group, JER Partners, and Cerberus Real Estate Partners LLC.

Ivona Smith

Advisor with Drivetrain LLC; Independent Director

With 30 years of experience in operational and financial restructurings, Ivona Smith has developed deep expertise in the financial services industry. She has invested in and guided companies through complex financial and operational transitions. Her expertise also includes risk management, valuation, and corporate finance. She specializes in serving as an independent director in companies undergoing significant change to their operations and capital structure. At Drivetrain, she has also served as a Trustee of various litigation and liquidation trusts. Her previous roles include Managing Director at Fair Oaks Capital, LP and Co-Founder and Portfolio Manager at Restoration Capital Management LLC, a Co-Portfolio Manager at Tribeca Investments, LLC and Advisor in E&Y’s Financial Advisory Services group. Ivona currently serves as a Director at Rayonier Advanced Materials Inc. (NYSE: RYAM).

Steven Vick

CEO of Signature Senior Living

Steven Vick brings 35 years of experience in the senior housing industry, specializing in corporate turnarounds and strategic leadership. He co-founded Pegasus Senior Living in partnership with Welltower Inc., overseeing the turnaround of 37 former Brookdale communities. Vick has also served as Chief Executive Officer and Director at Assisted Living Concepts, where he led a post-bankruptcy turnaround and a successful acquisition by Extendicare Health Services. He was President and Director at Alterra Healthcare Corporation, which later merged with Brookdale, and co-founded Sterling House Corporation, which went public before merging with Alterra.

Lori Wittman

Chief Financial Officer at Aventine Property Group

Lori Wittman has over 30 years of experience in the real estate industry, with extensive expertise in capital markets, corporate governance, and healthcare real estate. Wittman has previously worked as Chief Financial Officer at Care Capital Properties, Inc. (bought by Sabra Health Care REIT, Inc.), and has held senior leadership roles as Senior Vice President of Capital Markets and Investor Relations at Ventas, Inc. and Senior Vice President and Treasurer at General Growth Properties. She currently serves as Chairman of the Board at NetSTREIT Corp. (NYSE: NTST) and Lead Independent Director at Global Medical REIT, Inc. (NYSE: GMRE).

Additional Information

Ortelius Advisors, L.P., together with the other participants in its proxy solicitation (collectively, “Ortelius”), has filed a definitive proxy statement and accompanying WHITE universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of Ortelius’ slate of highly-qualified director nominees at the 2025 annual meeting of stockholders (the “Annual Meeting”) of Brookdale Senior Living Inc., a Delaware corporation (the “Company”). Stockholders are advised to read the proxy statement and any other documents related to the solicitation of stockholders of the Company in connection with the Annual Meeting because they contain important information, including information relating to the participants in Ortelius’ proxy solicitation. These materials and other materials filed by Ortelius with the SEC in connection with the solicitation of proxies are available at no charge on the SEC’s website at http://www.sec.gov. The definitive proxy statement and other relevant documents filed by Ortelius with the SEC are also available, without charge, by directing a request to Ortelius’ proxy solicitor, Saratoga Proxy Consulting LLC, at its toll-free number (888) 368-0379 or via email at info@saratogaproxy.com.

About Ortelius Advisors, L.P.

Ortelius is a research-intensive, fundamental-based, activist-oriented alternative investment management firm focused on event-driven opportunities.

Contacts

Stockholders:

Saratoga Proxy Consulting LLC

John Ferguson & Joseph Mills

(212) 257-1311/ (888) 368-0379

info@saratogaproxy.com

Media:

Gagnier Communications

Dan Gagnier & Riyaz Lalani

(646) 569-5897

ortelius@gagnierfc.com

Item 2: Ortelius posted the following material to www.ABetterBrookdale.com:

RESOURCES

RESOURCES & FILINGS

Explore key materials including our Proxy Statement, press releases, and official filings related to Brookdale. Stay informed with the latest updates and disclosures.

July 3, 2025
Letter from Ortelius Nominees to Brookdale Shareholders

July 1, 2025
Press Release – July 1 – Glass Lewis Recommends

July 1, 2025
Press Release – July 1 – Egan Jones Supports All Ortelius Nominees

June 23, 2025
Press Release – ISS Support for Ortelius

June 16, 2025
Letter to Stockholders

June 4, 2025
Investor Presentation

May 20, 2025
Letter to Stockholders

May 19, 2025
Definitive Proxy

April 24, 2025
Letter to Stockholders

March 5, 2025
Letter to Stockholders

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